UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2003

ZORAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27246	94-2794449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3112 Scott Boulevard

Santa Clara, California 95054

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (408) 919-4111

Not Applicable

(Former name or former address, if changed since last report)

Item 5.  Other Events.

On May 4, 2003, Zoran Corporation (the “Company”) entered into an Agreement and Plan of Reorganization by and among the Company, Zinc Acquisition Corporation, a wholly-owned subsidiary of the Company (“Merger Sub”) and Oak Technology, Inc. (“Oak”), a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by this reference.  Under the terms of the merger agreement, Oak will merge with and into Merger Sub with Merger Sub continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”).  As a result of the Merger, each outstanding share of Oak’s common stock will be exchanged for 0.2323 of a share of the Company’s common stock and $1.78 in cash.  The consummation of the Merger is subject to the approvals of the stockholders of the Company and Oak, expiration of the waiting period under United States antitrust laws, SEC clearance and other customary closing conditions.  The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.  The preceding discussion of the significant terms and provisions of the Agreement and Plan of Reorganization by and among Zoran, Zinc Acquistion Corporation and Oak is qualified by reference to the agreement attached as Exhibit 2.1 to this report.

Oak provides embedded solutions for the HDTV and digital imaging markets.

On May 5, 2003, the Company and Oak issued a joint press release announcing that the Company and Oak had entered into the Agreement and Plan of Reorganization.  The joint press release is attached as Exhibit 99.1 to this report and is incorporated herein by this reference.

Item 7.  Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit No.	Description

2.1

Agreement and Plan of Reorganization, dated as of May 4, 2003, by and among Zoran Corporation, a Delaware corporation, Zinc Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Zoran, and Oak Technology, Inc., a Delaware corporation.

99.1	Joint Press Release of Zoran Corporation and Oak Technology, Inc., issued on May 5, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZORAN CORPORATION

Date: May 7, 2003	By:	/s/ Karl Schneider
Karl Schneider
Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Reorganization, dated as of May 4, 2003, by and among Zoran Corporation, a Delaware corporation, Zinc Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Zoran, and Oak Technology, Inc., a Delaware corporation.

99.1	Joint Press Release of Zoran Corporation and Oak Technology, Inc., issued on May 5, 2003.